Exhibit 3.1

BY-LAWS

OF

TENNECO INC.

AS AMENDED JULY 13, 2016

ARTICLE I

PLACE OF STOCKHOLDER MEETINGS

Section 1. All meetings of the stockholders of the corporation shall be held at such place or places, if any, within or without the State of Delaware, as may from time to time be fixed by the Board of Directors of the corporation (the “Board”), or as shall be specified or fixed in the respective notices or waivers of notice thereof. The term “Board” shall include any committee of the Board to which the Board has delegated any of its authority.

ANNUAL MEETING

Section 2. The Annual Meeting of Stockholders shall be held on such date and at such time as may be fixed by the Board and stated in the notice thereof, for the purposes of electing directors and for the transaction of only such other business as is properly brought before the meeting in accordance with these By-Laws. The corporation may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board.

SPECIAL MEETING

Section 3. Subject to the rights of the holders of any series of preferred stock, par value $.01 per share, of the corporation (the “Preferred Stock”) to elect additional directors under specified circumstances, special meetings of the stockholders shall be called by the Board. The business transacted at a special meeting shall be confined to the purpose or purposes specified in the notice thereof. Special meetings shall be held at such date and at such time as the Board may designate. The corporation may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board.

NOTICE OF MEETING

Section 4. Unless otherwise provided by law, the Restated Certificate of Incorporation of the corporation (the “Restated Certificate of Incorporation”) or these By-laws, notice of each meeting of stockholders, stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting of stockholders, the purpose or purposes thereof, shall be given not less than ten nor more than sixty days before the date of such meeting to each stockholder entitled to notice of the meeting.

QUORUM

Section 5. Unless otherwise provided by statute, the holders of a majority of the votes entitled to be cast at the meeting, present either in person or by proxy, shall constitute a quorum at such meeting. The Secretary of the corporation or in his absence an Assistant Secretary or an appointee of the presiding officer of the meeting, shall act as the Secretary of the meeting.

VOTING

Section 6. Except as otherwise provided by law or the Restated Certificate of Incorporation, each stockholder entitled to vote at any meeting shall be entitled to one vote, in person or by proxy, for each share held of record on the record date fixed as provided in Section 4 of Article V of these By-Laws for determining the stockholders entitled to vote at such meeting.

At all meetings of stockholders for the election of directors at which a quorum is present, each director shall be elected by the vote of the majority of the votes cast with respect to that director’s election, provided that if, as of the 10th day preceding the date the corporation first mails its notice of meeting for such meeting to the stockholders of the corporation, the number of nominees exceeds the number of directors to be elected (a “Contested Election”), the directors shall be elected by the vote of a plurality of the votes cast. For purposes of this Section 6, a majority of votes cast shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker nonvotes” not counted as a vote cast either “for” or “against” that director’s election).

All matters other than the election of directors presented to the stockholders at a meeting at which a quorum is present shall, unless a different or minimum vote is required by the Restated Certificate of Incorporation, these By-Laws, the rules or regulations of any stock exchange applicable to the corporation, or applicable law or pursuant to any regulation applicable to the corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter, be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of the corporation which are present in person or by proxy and entitled to vote thereon.

Elections of directors need not be by written ballot; provided, however, that by resolution duly adopted by the Board, a vote by written ballot may be required.

PROXIES

Section 7. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering an instrument revoking the proxy to the Secretary of the corporation or by delivering a proxy in accordance with applicable law bearing a later date to the Secretary of the corporation. In order for the shares represented by proxy to be voted at a meeting of stockholders, proxies shall be delivered to the Secretary of the corporation or his representative at or before the time of such meeting.

INSPECTORS

Section 8. The Inspector or Inspectors for each meeting of stockholders shall be appointed by the Board before the meeting, or, if not so appointed, by the chairman of the meeting, and shall be sworn to the faithful performance of their duties. If any of the Inspectors previously appointed shall fail to attend or refuse or be unable to serve, substitutes shall be appointed by the chairman of the meeting. In the event there is more than one Inspector for any meeting, a majority of the Inspectors for that meeting shall have power to make any decision of the Inspectors. The Inspector or Inspectors so appointed shall (i) ascertain the number of shares of capital stock of the corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the Inspectors, and (v) certify their determination of the number of shares of capital stock of the corporation represented at the meeting and such Inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the corporation, the Inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an Inspector at such election.

CONDUCT OF MEETINGS

Section 9. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting, (ii) rules and procedures for maintaining order at the meeting and the safety of those present, (iii) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof and (v) limitations on the time allotted to questions or comments by participants. The chairman of the meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such chairman should so determine, such chairman shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

ADVANCE NOTICE

Section 10. A. Annual Meetings of Stockholders. (1) Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) pursuant to the corporation’s notice of meeting (or any supplement thereto), (b) by or at the direction of the Board or (c) by any stockholder of the corporation who was a stockholder of record of the corporation at the time the notice provided for in this Section 10 is delivered to the Secretary of the corporation, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 10.

(2) For any nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph (A)(1) of this Section 10, the stockholder must have given timely notice thereof in writing to the Secretary of the corporation and any such proposed business other than the nominations of persons for election to the Board must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the ninetieth day nor earlier than the close of business on the one hundred twentieth day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty days before or more than seventy days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth day prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the corporation). In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth: (a) as to each person whom the stockholder proposes to nominate for election as a director: (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director (if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the By-Laws of the corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, (ii) the class or series and number of shares of capital stock of the corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (iv) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies or votes from stockholders in support of such proposal or nomination. The corporation may require any proposed nominee to furnish such other information as the corporation may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the corporation.

(3) Notwithstanding anything in the second sentence of paragraph (A)(2) of this Section 10 to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is increased effective after the time period for which nominations would otherwise be due under paragraph (A)(2) of this Section 10 and there is no public announcement by the corporation naming the nominees for the additional directorships at least one hundred days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 10 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the corporation.

B. Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the corporation’s notice of meeting (1) by or at the direction of the Board or (2) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the corporation who is a stockholder of record at the time the notice provided for in this Section 10 is delivered to the Secretary of the corporation, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 10. In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the corporation’s notice of meeting, if the stockholder’s notice required by paragraph (A)(2) of this Section 10 shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than the close of business on the one hundred twentieth day prior to such special meeting and not later than the close of business on the later of the ninetieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

C. General. (1) Except as otherwise expressly provided in any applicable rule or regulation promulgated under the Exchange Act, only such persons who are nominated in accordance with the procedures set forth in this Section 10 shall be eligible to be elected at an annual or special meeting of stockholders of the corporation to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 10. Except as otherwise provided by law, the chairman of the meeting shall have the power and duty (a) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 10 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made, solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies or votes in support of such stockholder’s nominee or proposal in compliance with such stockholder’s representation as required by clause (A)(2)(c)(iv) of this Section 10) and (b) if any proposed nomination or business was not made or proposed in compliance with this Section 10, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 10, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the corporation.

(2) For purposes of this Section 10, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or other national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(3) Notwithstanding the foregoing provisions of this Section 10, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 10. Nothing in this Section 10 shall be deemed to affect any rights (a) of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act or (b) of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Restated Certificate of Incorporation.

ARTICLE II

BOARD OF DIRECTORS NUMBERS;

METHOD OF ELECTION;

TERMS OF OFFICE AND QUALIFICATION

Section 1. The business and affairs of the corporation shall be managed by or under the direction of the Board. The number of directors which shall constitute the entire Board shall not be less than eight nor more than sixteen and shall be determined from time to time by resolution adopted by a majority of the entire Board.

Except as may otherwise be determined in the good faith judgment of the Board with respect to any particular person, after due consideration of all relevant factors (including, but not limited to, the particular individual at issue and the background and experience of the individual), no person who shall have attained the age of 75 shall be eligible for election or reelection, as the case may be, as a director of the corporation.

In order for any incumbent director to become a nominee of the Board for further service on the Board, such person shall submit an irrevocable resignation contingent on (i) that person not receiving a majority of the votes cast in an election that is not a Contested Election, and (ii) acceptance of that resignation by the Board in accordance with the policies and procedures adopted by the Board for such purpose. In the event an incumbent director fails to receive a majority of the votes cast in an election that is not a Contested Election, the Compensation/Nominating/Governance Committee of the Board or such other committee designated by the Board pursuant to Article III of these Bylaws shall make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board shall act on the resignation, taking into account the committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the Securities and Exchange Commission) its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision, within 90 days following certification of the election results. The committee in making its recommendation and the Board in making its decision may each consider any factors and other information that they consider appropriate and relevant.

If the Board accepts a director’s resignation pursuant to this Article II, Section 1, or if a nominee for director is not elected and the nominee is not an incumbent director, then, subject to the other provisions of this Article II, Section 1, the Board may fill the resulting vacancy or may decrease the size of the Board pursuant to these Bylaws. Any director may resign at any time upon notice given in writing or by electronic transmission to the corporation. Such resignation shall take effect at the time specified therein (and if no time be specified, at the time of its receipt by the Board) and unless otherwise specified therein, no acceptance of such resignation shall be necessary to make it effective. Except as otherwise provided by law or the Restated Certificate of Incorporation, any vacancy occurring in the Board, for whatever reason, may be filled by a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director, and each director so elected shall hold office until the expiration of the term of the director whom he or she has replaced.

CHAIRMAN OF THE BOARD

Section 2. The Board may annually elect one of its members to be Chairman and, subject to the requirements of this Section 2, may fill any vacancy in the position of Chairman at such time and in such manner as the Board may determine. The Chairman of the Board appointed pursuant to this Article II shall not be an officer of, or employed in an executive or other capacity by, the corporation. The Chairman of the Board appointed pursuant to this Article II shall preside at meetings of the Board.

The responsibilities of the Chairman appointed pursuant to this Article II, if any, shall include: (a) organizing and presiding over executive sessions of the Board; (b) acting as a communication channel between the Board and the Chief Executive Officer (or, in the absence of the Chief Executive Officer, the executive officer or officers authorized to act in such capacity); (c) in collaboration with the Chief Executive Officer, setting the Board’s agenda; (d) serving as a point of contact for stockholders of the corporation who wish to communicate with the independent directors of the corporation; (e) initiating and overseeing the Board’s annual self-assessment; and (f) such other responsibilities as may be assigned to the Chairman from time to time by the Board.

MEETINGS

Section 3. The Board may hold its meetings in such place or places, if any, within or without the State of Delaware as the Board by resolution from time to time may determine.

The Board may in its discretion provide for regular or stated meetings of the Board. Notice of regular or stated meetings need not be given. Special meetings of the Board shall be held whenever called by direction of the Chairman, the Chief Executive Officer, the President or any two of the directors.

Notice of any special meeting shall be given by the Secretary to each director either by mail or by facsimile, telephone or other electronic communication or transmission. If mailed, such notice shall be deemed adequately delivered when deposited in the United States mails so addressed, with postage thereon prepaid, at least three days before such meeting. If by facsimile, telephone, or other electronic communication or transmission, such notice shall be transmitted at least twenty-four hours before such meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

Except as otherwise provided by applicable law, at any meeting at which every director shall be present, even though without notice, any business may be transacted. No notice of any adjourned meeting need be given.

The Board shall meet immediately after election, following the Annual Meeting of Stockholders, for the purpose of organizing, for the election of corporate officers as hereinafter specified, and for the transaction of any other business which may come before it. No notice of such meeting shall be necessary.

QUORUM

Section 4. Except as otherwise expressly required by these By-Laws or by applicable law or the Restated Certificate of Incorporation, a majority of the directors then in office (but not less than one-third of the total number of directors constituting the entire Board) shall be present at any meeting of the Board in order to constitute a quorum for the transaction of business at such meeting, and the vote of a majority of the directors present at any such meeting at which a quorum is present shall be necessary for the passage of any resolution or for an act to be the act of the Board. In the absence of a quorum, a majority of the directors present may adjourn such meeting from time to time until a quorum shall be present. Notice of any adjourned meeting need not be given.

COMPENSATION OF BOARD OF DIRECTORS

Section 5. Each director (other than a director who is a salaried officer of the corporation or of any subsidiary of the corporation), in consideration of his serving as such, shall be entitled to receive from the corporation such amount per annum and such fees for attendance at meetings of the Board or of any committee of the Board (a “Committee”), or both, as the Board shall from time to time determine. The Board may likewise provide that the corporation shall reimburse each director or member of a Committee for any expenses incurred by him on account of his attendance at any such meeting. Nothing contained in this Section shall be construed to preclude any director from serving the corporation in any other capacity and receiving compensation therefor.

ARTICLE III

COMMITTEES OF THE BOARD

COMMITTEES

Section 1. The Board shall elect from the directors an Audit Committee and any other Committee which the Board may by resolution prescribe. Any such other Committee shall be comprised of such persons and shall possess such authority as shall be set forth in such resolution.

PROCEDURE

Section 2. (1) Each Committee shall fix its own rules of procedure and shall meet where and as provided by such rules. Unless otherwise stated in these By-Laws, a majority of a Committee shall constitute a quorum.

(2) In the absence or disqualification of a member of any Committee, the members of such Committee present at any meeting, and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

REPORTS TO THE BOARD

Section 3. All completed actions by the Audit Committee shall be reported to the Board at the next succeeding Board meeting.

AUDIT COMMITTEE

Section 4. The Board shall elect from among its members an Audit Committee consisting of at least three members. The Board shall appoint a chairman of said Committee who shall be one of its members. The Audit Committee shall have such authority and duties as the Board by resolution shall prescribe. In no event shall a director who is also an officer or employee of the corporation or any of its subsidiary companies serve as a member of such Committee. The Chief Executive Officer shall have the right to attend (but not vote at) each meeting of such Committee.

ARTICLE IV

OFFICERS

GENERAL PROVISIONS

Section 1. The corporate officers of the corporation shall consist of a Chief Executive Officer, a Secretary and a Treasurer and such other officers as the Board may from time to time designate, including but not limited to the following: a Chairman who shall be chosen from the Board (unless appointed pursuant to Article II above); one or more Vice Chairmen who shall be chosen from the Board; a President; one or more Executive Vice Presidents, Senior Vice Presidents, Vice Presidents and Assistant Vice Presidents; a General Counsel; and one or more Assistant Secretaries, one or more Assistant Treasurers, and/or a Controller. Insofar as permitted by applicable law, the same person may hold two or more offices. All officers chosen by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article IV and direction of the Board.

The Chief Executive Officer, the Secretary, the Treasurer and any other officers of the corporation shall be elected by the Board. Each such officer shall hold office until his successor is duly elected or appointed and qualified or until his earlier death, resignation or removal.

Any officer may be removed, with or without cause, at any time by the Board, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the corporation.

A vacancy in any office may be filled for the unexpired portion of the term in the same manner as provided in these By-Laws for election or appointment to such office.

POWERS AND DUTIES OF THE CHIEF EXECUTIVE OFFICER

Section 2. The Chief Executive Officer shall have general charge and management of the affairs, property and business of the corporation, subject to direction of the Board and the provisions of these By-Laws. The Chief Executive Officer or in his absence such other individual as the Board may select, shall preside at all meetings of the stockholders.

The Chief Executive Officer shall perform all duties assigned to him in these By-Laws and such other duties as may from time to time be assigned to him by the Board.

POWERS AND DUTIES OF OTHER OFFICERS

Section 3. The Chairman appointed pursuant to this Article IV, if any, shall perform such duties as may from time to time be assigned to him by the Board. He shall also preside at meetings of the Board and in his absence the Board shall appoint one of their number to preside.

Section 4. Each Vice Chairman, if any, shall perform such duties as may from time to time be assigned to him by the Board or the Chief Executive Officer.

Section 5. The President, if any, shall perform such duties as may from time to time be assigned to him by the Board or the Chief Executive Officer.

Section 6. Each Executive Vice President shall perform such duties as may from time to time be assigned to him by the Board or the Chief Executive Officer.

Section 7. Each Senior Vice President shall perform such duties as may from time to time be assigned to him by the Board or the Chief Executive Officer.

Section 8. Each Vice President and Assistant Vice President shall perform such duties as may from time to time be assigned to him by the Board or the Chief Executive Officer or any Senior Vice President.

Section 9. The General Counsel shall have general supervision and control of all of the corporation’s legal business. He shall perform such duties as may from time to time be assigned to him by the Board or the Chief Executive Officer.

Section 10. The Secretary or an Assistant Secretary shall record the proceedings of all meetings of the Board and the stockholders, in books kept for that purpose. The Secretary shall be the custodian of the corporate seal, and he or an Assistant Secretary shall affix the same to and countersign papers requiring such acts; and he and the Assistant Secretaries shall perform such other duties as may be required by the Board or the Chief Executive Officer.

Section 11. The Treasurer and Assistant Treasurers shall have care and custody of all funds of the corporation and disburse and administer the same under the direction of the Board or the Chief Executive Officer and shall perform such other duties as the Board or the Chief Executive Officer shall assign to them.

Section 12. The Controller shall maintain adequate records of all assets, liabilities and transactions of the corporation and see that audits thereof are currently and regularly made, and he shall perform such other duties as may be required by the Board or the Chief Executive Officer.

SALARIES AND APPOINTMENTS

Section 13. The salaries of corporate officers shall be fixed by the Board, except that the fixing of salaries below certain levels, determinable from time to time by the Board, may in the discretion of the Board be delegated to the Chief Executive Officer.

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND ADVANCEMENT OF EXPENSES

Section 14. (1) The corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnitee”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals (a “proceeding”), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnitee. Notwithstanding the preceding sentence, except as otherwise provided in paragraph (3) of this Section 14, the corporation shall be required to indemnify an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized by the Board.

(2) The corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under this Section 14 or otherwise.

(3) If a claim for indemnification under this Section 14 (following the final disposition of such action, suit or proceeding) or if a claim for any advancement of expenses under this Section 14 is not paid in full within thirty days after a written claim therefor by the Indemnitee has been received by the corporation, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the corporation shall have the burden of proving that the Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law.

(4) The rights conferred on any Indemnitee by this Section 14 shall not be exclusive of any other rights which such Indemnitee may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation, these By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

(5) The corporation’s obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by an amount such Indemnitee may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust enterprise or nonprofit enterprise.

(6) Any right to indemnification or to advancement of expenses of any Indemnitee arising hereunder shall not be eliminated or impaired by an amendment to or repeal of these By-Laws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought.

(7) This Section 14 shall not limit the right of the corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action.

ARTICLE V

CAPITAL STOCK

CERTIFICATES OF STOCK

Section 1. Form. The shares of the corporation shall be represented by certificates; provided, however, that the Board may provide by resolution or resolutions that some or all of any or all classes or series of the corporation’s stock shall be uncertificated shares. Certificates of stock in the corporation, if any, shall be signed by or in the name of the corporation by the Chairman, Vice Chairman, President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the corporation. Any or all signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, the certificate may be issued by the corporation with the same effect as if such officer, transfer agent or registrar were such officer, transfer agent or registrar at the date of its issue.

TRANSFER OF SHARES

Section 2. Transfers of shares, where shares of stock are represented by certificates, shall be made only upon the books of the corporation by the holder, in person, or by power of attorney duly executed and filed with the Secretary of the corporation, and on the surrender of the certificate or certificates of such shares, properly assigned, and where shares of stock are uncertificated, such shares may be transferred in accordance with applicable law. The corporation may, if and whenever the Board shall so determine, maintain one or more offices or agencies, each in charge of an agent designated by the Board, where the shares of the capital stock of the corporation shall be transferred and/or registered. Subject to applicable law, the Board may also make such additional rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates for shares of the capital stock of the corporation.

LOST, STOLEN OR DESTROYED CERTIFICATES

Section 3. The corporation may issue a new certificate or uncertificated shares of capital stock of the corporation in place of any certificate theretofore issued by the corporation, alleged to have been lost, stolen or destroyed, and the corporation may, but shall not be obligated to, require the owner of the alleged lost, stolen or destroyed certificate, or his legal representatives, to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares, as the officers of the corporation may, in their discretion, require.

FIXING OF RECORD DATE

Section 4. A. In order that the corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty nor less than ten days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

B. In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than sixty days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

ARTICLE VI

CONSENTS TO CORPORATE ACTION

RECORD DATE

Section 1. The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting shall be as fixed by the Board or as otherwise established under this Section. Any person seeking to have the stockholders authorize or take corporate action by written consent without a meeting shall by written notice addressed to the Secretary and delivered to the corporation, request that a record date be fixed for such purpose. The Board may fix a record date for such purpose which shall be no more than 10 days after the date upon which the resolution is adopted. If the Board fails within 10 days after the corporation receives such notice to fix a record date for such purpose, the record date shall be the date after the expiration of such ten day time period on or by which the first written consent is or shall have been delivered to the corporation in the manner described in Section 2 below unless prior action by the Board is required under the General Corporation Law of Delaware, in which event the record date shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

PROCEDURES

Section 2. Every written consent purporting to take or authorizing the taking of corporate action and/or related revocations (each such written consent and related revocation is referred to in this Article VI as a “Consent”) shall bear the date of signature of each stockholder who signs the Consent, and no Consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated Consent delivered in the manner required by this Section 2, Consents signed by a sufficient number of stockholders to take such action are delivered to the corporation.

Consents shall be delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery to the corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested.

In the event of the delivery to the corporation of a Consent, the Secretary of the corporation shall provide for the safe-keeping of such Consent and shall promptly conduct such ministerial review of the sufficiency of the Consents and of the validity of the action to be taken by stockholder consent as he deems necessary or appropriate, including, without limitation, whether the holders of a number of shares having the requisite voting power to authorize or take the action specified in the Consent have given consent; provided, however, that if the corporate action to which the Consent relates is the removal or replacement of one or more members of the Board, the Secretary of the corporation shall promptly designate one or more persons, who shall not be members of the Board, to serve as Inspectors with respect to such Consent and such Inspectors shall discharge the functions of the Secretary of the corporation under this Section 2. If after such investigation the Secretary or the Inspectors (as the case may be) shall determine that the Consent is valid and that the action therein specified has been validly authorized, that fact shall forthwith be certified on the records of the corporation kept for the purpose of recording the proceedings of meetings of stockholders, and the Consent shall be filed in such records, at which time the Consent shall become effective as stockholder action. In conducting the investigation required by this Section 2, the Secretary or the Inspectors (as the case may be) may, at the expense of the corporation, retain special legal counsel and any other necessary or appropriate professional advisors, and such other personnel as they may deem necessary or appropriate to assist them, and shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.

ARTICLE VII

MISCELLANEOUS

DIVIDENDS AND RESERVES

Section 1. Dividends upon the capital stock of the corporation may be declared as permitted by law by the Board at any regular or special meeting. Before payment of any dividend or making any distribution of profits, there may be set aside out of the surplus or net profits of the corporation such sum or sums as the Board, from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for such other purposes as the Board shall think conducive to the interests of the corporation, and any reserve so established may be abolished and restored to the surplus account by like action of the Board.

SEAL

Section 2. The seal of the corporation shall bear the corporate name of the corporation, the year of its incorporation and the words “Corporate Seal, Delaware”.

WAIVER

Section 3. Whenever any notice is required to be given by applicable law or under the provisions of the Restated Certificate of Incorporation or these By-Laws, a waiver thereof in writing signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders, the Board or any Committee of the Board, as the case may be, need be specified in any waiver of notice of such meeting.

FISCAL YEAR

Section 4. The fiscal year of the corporation shall begin with January first and end with December thirty-first.

CONTRACTS

Section 5. Except as otherwise required by law, the Restated Certificate of Incorporation or these By-Laws, any contracts or other instruments may be executed and delivered in the name and on the behalf of the corporation by such officer or officers of the corporation as the Board may from time to time direct. Such authority may be general or confined to specific instances as the Board may determine. The Chief Executive Officer or any of the Chairman or the President and any Vice President may execute bonds, contracts, deeds, leases and other instruments to be made or executed for or on behalf of the corporation. Subject to any restrictions imposed by the Board, the Chief Executive Officer or any of the Chairman or the President or any Vice President of the corporation may delegate contractual powers to others under his jurisdiction, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

PROXIES

Section 6. Unless otherwise provided by resolution adopted by the Board, the Chief Executive Officer or any of the Chairman or the President and any Vice President may from time to time appoint an attorney or attorneys or agent or agents of the corporation, in the name and on behalf of the corporation, to cast the votes which the corporation may be entitled to cast as the holder of stock or other securities in any other corporation or other entity, any of whose stock or other securities may be held by the corporation, at meetings of the holders of the stock or other securities of such other corporation or other entity, or to consent in writing, in the name of the corporation as such holder, to any action by such other corporation or other entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed in the name and on behalf of the corporation and under its corporate seal or otherwise, all such written proxies or other instruments as he may deem necessary or proper in the premises. Any of the rights set forth in this Section 6 which may be delegated to an attorney or agent may also be exercised directly by the Chief Executive Officer, the Chairman, the President or any Vice President.

AMENDMENTS

Section 7. The Board from time to time shall have the power to make, alter, amend or repeal any and all of these By-Laws, but any By-Laws so made, altered or repealed by the Board may be amended, altered or repealed by the stockholders.